Exhibit 99.1

For Immediate Release

GOLDEN GLOBAL CORP. ENTERS INTO DEFINITIVE AGREEMENT TO PURCHASE PITTSBURGH FITNESS CENTER

Boca Raton FL – July 13, 2016 - Golden Global Corp. (OTCPINK: GLDG) today announced that in furtherance of its goal of creating and integrating a platform of complementary fitness industry businesses, it has entered into a definitive agreement to acquire the membership base and operating assets of the Gladiator Training Fitness Center from 24/7 Fitness EB, LLC for $100,000 plus the assumption of certain specified liabilities. The Gladiator Training Fitness Center, which is located in suburban Pittsburgh, Pennsylvania, has over 1,500 active members has been in operation for over 15 years and is generating annual revenue of approximately $700,000. Golden Global intends to rebrand the Fitness Center as its initial Global Fitness™ Training Center.

Closing of the purchase is subject to the fulfillment of several customary conditions.

Erik Blum, Golden Global’s CEO, stated “This acquisition is a first step in establishing our Fitness division under the Global Fitness™ brands and will serve as an anchor in implementation of our goal to create and integrate a platform of complementary fitness industry businesses, including not only fitness centers, but also the planned marketing and sale of a line of fitness supplements through its NUTRASTAX™ Fitness Supplement Division. We believe that there are numerous opportunities available in the fitness industry which we can take advantage of in order to grow and expand our overall platform.”

About Golden Global Corp.

Golden Global Corp. (OTCPink: GLDG) is a Florida-based holding company, which is engaged in creating and integrating a platform of fitness industry businesses.

Disclaimer/Safe Harbor

This Golden Global Corp. news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include failure to meet schedule or performance requirements of the Company's contracts, the Company's ability to raise sufficient development and working capital, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties, the forward - looking events referred to in this release might not occur as planned or at all.

For Further Information Contact:

Eric Blum, CEO

ceo@goldenglobalcorp.com

561. 430.5935

Source: Golden Global Corp.